EXHIBIT B

Name	Type of Security Issued(1)	Number of Shares Issued(2)
Dr. Shaun Passley	Common Shares Super-Voting Shares Preferred Shares	Nil 10,000 3,000,000
Epazz, Inc.	Common Shares Super-Voting Shares Preferred Shares	500,000 48,000 10,550,000
Ameritek Ventures, Inc.	Common Shares Super-Voting Shares Preferred Shares	1,000,000 5,000 750,000

(1) Each super-voting share carries 1,000 votes per share. The preferred shares are non-voting and may be converted to common shares on the basis of three common shares for each preferred share converted.

(2) Each person named in the table has the sole power to vote the shares owned by the person. In addition, Dr. Passley is the sole director and officer of Epazz, and is its principal shareholder with 95% voting control of Epazz.; Dr. Passley is a director, officer, and principal shareholder of Ameritek of which Epazz, is the principal shareholder with 95% voting control of Ameritek.; and accordingly, Dr. Passley controls the voting rights attached to the shares of the Issuer owned by Epazz and Ameritek.

The following table sets forth information relating to shares of the Company held by Dr. Passley, Epazz and Ameritek currently:

Name	Type of Ownership	Type of Security Owned	Number of Shares Owned	Percentage of Shares Outstanding (1)
Dr. Shaun Passley	Beneficial and of Record	Common Shares Super Voting Shares Preferred Shares	5,136,459 10,000 3,500,000	20% 17% 20%
Epazz, Inc. (2)	Beneficial and of Record	Common Shares Super Voting Shares Preferred Shares	6,367,301 45,000 11,700,000	25% 75% 68%
Ameritek Ventures, Inc. (3)(4)	Beneficial and of Record	Common Shares Super Voting Shares Preferred Shares	1,583,333 5,000 750,000	6% 8% 4%
Directors and Officers (other than Dr. Passley)	Beneficial and of Record	Common Shares Super Voting Shares Preferred Shares	644,784 - -	3% - -

(1)Based on 25,101,124 common shares, 60,000 super-voting shares and 17,150,000 preferred shares issued and outstanding.

(2)Dr. Shaun Passley is the sole director and officer of Epazz and is its principal shareholder with 95% voting control of Epazz.

(3)Dr. Shaun Passley is the sole director and officer of Ameritek.

(4)Epazz is the principal shareholder with 95% voting control of Ameritek.

(5)Each person named in the table has the sole power to vote the shares owned by the person. In addition, Dr. Passley is the sole director and officer of Epazz, and is its principal shareholder with 95% voting control of Epazz.; Dr. Passley is a director, officer, and principal shareholder of Ameritek of which Epazz, is the principal shareholder with 95% voting control of Ameritek.; and accordingly, Dr. Passley controls the voting rights attached to the shares of the Issuer owned by Epazz and Ameritek.

In addition, Dr. Passley sold 22,000 common shares of the Company in January 2025, as described in the Schedule 13D/A filed by the Company with the SEC on March 19, 2025.